  1 | P a g e             February 2021   Summary from the Annual Meeting    Three incumbent directors Rob Davis, Cy LeFevre and Dale Schwieterman were elected to serve  an  additional  three‐year  term.    The  members  also  approved  the  endorsement  of  the  compensation of our executive officers.       For the calendar year tax purposes, ordinary income ended at $575 per unit.  This is the amount  that was reported on the K‐1 mailed at the end of January.      Jeff Painter, CEO, reported on Cardinal’s tenacity through a tough year faced with a pandemic.  Jeff noted Cardinal’s call to action as we were quick to work with other partners in dispensing  ethanol  for  sanitizer.    Jeff  continued  to  summarize  operational  achievements  including  denatured ethanol yields, BTU’s/gallon, and ethanol gallons produced.  He also outlined major  capital projects that are planned for the upcoming fiscal year. Bill Dartt, CFO, reported on the  financials  for  FY  2020  and  the  First Quarter  of  2021.    Bill  discussed  the  comparative  Income  Statements,  Balance  Sheets,  and  Statements  of  Cash  Flow.  He  went  over  the  book  to  tax  differences and how member’s taxes are affected. He also broke down the balance sheet and  working capital in greater detail and discussed how cash is being used and appropriated. After  his financial presentation, Bill went on to discuss market conditions and the relationship between  corn and ethanol prices for the fiscal year.        After  the operations  and  financial  discussion,  Rob Davis,  Chairman of  the Board,  discussed  a  breakdown of members and their unit holdings and recent unit trading. Rob also discussed the  new administration and the outlook for the ethanol industry. Rob touched on ethanol inventories  and  demand,  corn  prices,  and  global  destinations  for  ethanol  exports.    The  looming  topic  of  electric  vehicles  was  also  discussed.    Rob  noted  that  although  U.S.  Energy  Information  Administration projections show electric vehicles will increase market share, even by 2050, the  majority of all vehicles on the road are predicted by the EIA to still be gasoline powered.      After the presentations were concluded, Rob Davis entertained questions of the members.     Rob Davis adjourned the Cardinal Ethanol Annual business meeting at 7:00 p.m.

  2 | P a g e       Distributions    At the February 9th meeting, the Board approved a distribution of $150 per unit for holders of  record at the close of business on that date for a total distribution of $2,190,900.  This distribution  is expected to be paid by the end of February.  Please remember to keep us updated with your  current contact information for accurate distribution posting.  Also, please be mindful of checking  Cardinal’s website and/or SEC website to find out current distribution status prior to calling the  office.  For investor related questions, please call Cardinal’s office and ask to speak with Bill Dartt  or Ashleigh Lawrence.    Quarter Ended December 31, 2020 Financial Results    Below are the condensed income statements and balance sheets from our annual report filed on  Form 10‐Q for the quarter ended December 31, 2020.  Some of the highlights and key information  from the fiscal year include:     Net loss was approximately $1 million or about ($72) per unit for the quarter December  31, 2020, compared to a net income of approximately $1.6 million or about $112 per unit  for the fiscal quarter ended December 31, 2019.    We  experienced  an  increase  in  ethanol  gallons  sold  of  15%  for  the  quarter  ended  December 31, 2020 as  compared  to  the  same period  in 2019  resulting primarily  from  increased ethanol production rates for the period.     The average price per gallon of ethanol sold for the quarter ended December 31, 2020  was approximately 6% lower than the average price for the same period in 2019, resulting  primarily due to industry‐wide production in excess of demand coupled with the COVID‐ 19 pandemic.    We experienced an increase in DDGS sold for the quarter ended December 31, 2020 as  compared  to  the  same  period  in  2019  of  approximately  2%  resulting  from  increased  ethanol production.   DDGS  prices  were  up  approximately  18%  for  the  quarter  ended  December  31,  2020  compared to the same period in 2019.   We experienced an increase in corn oil sold of approximately 21% for the quarter ended  December 31, 2020 as  compared  to  the  same period  in 2019  resulting primarily  from  increased efficiencies in corn oil production and increased volume of sales.     Our revenues from soybean sales increased for the quarter ended December 31, 2020 as  compared to the same period in 2019.  This increase is primarily a result of an increase in  bushels sold of approximately 377%.  This increase is primarily due to conducive market  conditions for selling soybeans for the period ended December 31, 2020.    We used approximately 3% more bushels of corn to produce our ethanol, distillers’ grain  and corn oil  in the quarter ended December 31, 2020 compared to the same period in  2019 due to higher ethanol production for the period.

- Corn prices increased 12% for the quarter ended December 31, 2020 compared to the same period in 2019, primarily due China's entry back into the market coupled with a smaller crop carryout from 2020's harvest.
- We used approximately 4% more natural gas for the quarter ended December 31, 2020 as compared with the same period in 2019.
- During the quarter ended December 31, 2020, we purchased approximately 188% more bushels of soybeans compared to the same period in 2019 primarily due to a cash price that was conducive to producer selling.

1st Quarter 2021 Financial Results *

Statements of Operations (Three Months Ended)

	12/31/2020	*12/31/2019*
Revenues	$ 93,239,981	$ 63,736,852
Cost of Goods Sold	92,710,626	60,748,808
Gross Profit	529,355	2,988,044
Operating Expenses	1,812,657	1,694,742
Operating Income (Loss)	(1,283,302)	1,293,302
Other Income	227,448	345,458
Net Income (Loss)	$ (1,055,854)	$ 1,638,760
Net Income (Loss) Per Unit	$ (72)	$ 112

Balance Sheets

	12/31/2020	*9/30/2020*
Assets	$ 164,413,399	$ 129,737,278
Current Liabilities	$ 53,890,781	$ 16,442,809
Long Term Debt	$ 4,091,722	$ 4,347,119
Member's Equity	$ 106,430,896	$ 108,947,350
Total Liabilities & Member's Equity	$ 164,413,399	$ 129,737,278
Book Value Per Share	$ 7,287	$ 7,459

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

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4 | P a g e         More detailed financials and financial footnotes, along with other information, can be found  in  our  quarterly  and  annual  reports  filed with  the  Securities  Exchange Commission  (SEC).   These are available by linking from our website to the SEC website; simply click on “Investors”  then “SEC Info”. Please call our office if you need any assistance in obtaining or understanding  the reports.    Cardinal’s Employee Spotlight    This quarter’s employee spotlight is on our military personnel at Cardinal.  Pictured left to right,  top to bottom, Eric Hollopeter, Robert Cooper, James Smith, Ben Stewart and Tyler Trent. They  are serving, or have served, our country and we are honored to employ their commitment and  sacrifice at Cardinal.  Eric  currently  serves  in  the Air  Force, Robert Cooper  is  a  veteran of  the  Marines, James Smith currently serves in the Army, Ben Stewart is a veteran of the Army, and  Tyler Trent currently serves in the Army.      We thank these employees not only for the excellent work and effort they give to Cardinal, but  for the dedication they have to our country.

  5 | P a g e       CAUTIONARY NOTE REGARDING FORWARD‐LOOKING STATEMENTS:  This  communication  contains  forward  looking  statements  regarding  future  events,  future  business  operations or other future prospects.  These forward‐looking statements are subject to a number of risks  and uncertainties that could cause actual results to differ materially from the statements made.  Cardinal  Ethanol disclaims any intent or obligation to update its forward‐looking statements, whether as a result  of receiving new information, the occurrence of  future events or otherwise.   Certain of these risk and  uncertainties  are  described  in  our  filings  with  the  SEC  which  are  available  at  the  SEC’s  website  at  www.sec.gov.